EXHIBIT 99.1

Integer Holdings Corporation Reports Results for Fourth Quarter and Full Year 2016

~ Provides Business Outlook for Full Year 2017 ~

Note: A webcast of Integer’s conference call and accompanying presentation slides will be available at 5:00 p.m. EST today at http://investor.integer.net.

FRISCO, Texas, Feb. 27, 2017 (GLOBE NEWSWIRE) -- Integer Holdings Corporation (NYSE:ITGR), a leading medical device outsource manufacturer, today announced results for the fourth quarter and year-ended December 30, 2016.

Fourth Quarter 2016 Highlights

  Revenue of $360 million, a 13% increase compared with the same period in the prior year. On a comparable results basis, revenue was flat year-over-year and up 4% sequentially.
  GAAP Net Income of $8 million; EBITDA of $56 million; and Adjusted EBITDA of $71 million.
  GAAP Diluted EPS of $0.25 per share; Adjusted Diluted EPS of $0.87.
  Cash Flow from Operations of $34 million.

Full-Year 2016 Highlights(a)

(a) 2016 adjusted comparable basis amounts exclude the results of Nuvectra Corporation (“Nuvectra”) which was spun out of the Company on 3/14/2016. Refer to Tables A and B at the end of this release for reconciliations of as reported and comparable basis adjusted amounts to GAAP.

  Revenue of $1,387 million, a 73% increase compared with the prior year. On a comparable results basis, revenue declined 4% year-over-year.
  GAAP Net Income of $6 million; EBITDA of $203 million and comparable basis Adjusted EBITDA of $280 million.
  GAAP Diluted EPS of $0.19 per share; comparable basis Adjusted Diluted EPS of $2.68 per share.
  Cash Flow from Operations of $106 million. Repaid $46 million of debt.
  Lake Region Medical integration activities and net cost synergies remain ahead of schedule.

“We had solid performance in the fourth quarter and are pleased with the continued operational and financial stabilization of the business,” said Thomas J. Hook, Integer’s president and chief executive officer. “The successful steps we have taken to integrate and stabilize our business establish a strong foundation and increase our confidence as we move into 2017. We are well-positioned to drive profitable revenue growth as we seek to deliver innovative, cost-effective solutions to our customers and drive shareholder returns over the long-term.”

Summary of Fourth Quarter Financial and Product-Line Results
(dollars in thousands, except per share data)

	Three Months Ended
	As Reported			Comparable Basis
	4Q 2016	4Q 2015	% Change	4Q 2016	4Q 2015(a)(b)	% Change
Medical Sales:
Cardio & Vascular	$142,368	$105,890	34%	$142,368	$132,616	7%
Cardiac & Neuromodulation	104,924	107,614	(2)%	104,924	110,890	(5)%
Advanced Surgical, Orthopedics & Portable Medical	101,942	92,590	10%	101,942	105,177	(3)%
Elimination of interproduct line sales	(961)	(1,744)		(961)	(2,266)
Total Medical Sales	348,273	304,350	14%	348,273	346,417	1%
Non-Medical Sales	11,318	13,217	(14)%	11,318	13,217	(14)%
Total Sales	$359,591	$317,567	13%	$359,591	$359,634	—%
Gross Margin	25.8%	23.0%		25.8%	21.5%
GAAP Net Income (Loss)	$7,933	$(24,907)	N/A	$7,933	N/A	N/A
Adjusted Net Income(b)	$27,174	$27,858	(2)%	$27,174	$27,787	(2)%
EBITDA(b)	$55,528	$5,592	N/A	$55,528	$(7,008)	N/A
Adjusted EBITDA(b)	$70,535	$69,005	2%	$70,535	$78,935	(11)%
Adjusted EBITDA as a % Sales	19.6%	21.7%		19.6%	21.9%
GAAP Diluted EPS	$0.25	$(0.85)	N/A	$0.25	N/A	N/A
Adjusted Diluted EPS(b)	$0.87	$0.92	(5)%	$0.87	$0.87	—%

Summary of Full Year Financial and Product-Line Results
(Dollars in thousands, except per share data)

	Year Ended
	As Reported			Comparable Basis
	FY 2016	FY 2015	% Change	FY 2016(a)(b)	FY 2015(a)(b)	% Change
Medical Sales:
Cardio & Vascular	$568,510	$143,260	297%	$568,510	$562,263	1%
Cardiac & Neuromodulation	389,403	356,064	9%	388,223	412,762	(6)%
Advanced Surgical, Orthopedics & Portable Medical	392,778	243,385	61%	392,778	418,543	(6)%
Elimination of interproduct line sales	(5,592)	(1,744)		(5,592)	(10,179)
Total Medical Sales	1,345,099	740,965	82%	1,343,919	1,383,389	(3)%
Non-Medical Sales	41,679	59,449	(30)%	41,679	59,449	(30)%
Total Sales	$1,386,778	$800,414	73%	$1,385,598	$1,442,838	(4)%
Gross Margin	27.3%	29.4%		27.3%	26.4%
GAAP Net Income (Loss)	$5,961	$(7,594)	N/A	N/A	N/A	N/A
Adjusted Net Income(b)	$80,991	$79,271	2%	$83,615	$98,104	(15)%
EBITDA(b)	$202,979	$62,445	225%	$207,902	$161,385	29%
Adjusted EBITDA(b)	$276,184	$165,874	67%	$279,849	$304,197	(8)%
Adjusted EBITDA as a % Sales	19.9%	20.7%		20.2%	21.1%
GAAP Diluted EPS	$0.19	$(0.29)	N/A	N/A	N/A	N/A
Adjusted Diluted EPS(b)	$2.59	$2.90	(11)%	$2.68	$3.11	(14)%

(a) Comparable basis adjustments for 2016 exclude the results of Nuvectra prior to its spin-off on March 14, 2016. Comparable basis amounts for 2015 exclude Nuvectra results for the entire period and include the former Lake Region Medical results prior to its acquisition on October 27, 2015. Our historical pro forma information presentation, which was filed with the SEC on Form 8-K on February 29, 2016, contains a reconciliation of 2015 comparable basis amounts to as reported amounts.
(b) Refer to Tables A and B at the end of this release for reconciliations of as reported and comparable basis adjusted amounts to GAAP.

Discussion of Financial and Operational Results for the Fourth Quarter
Throughout this press release, we are providing comparable basis amounts, which adjust as reported 2016 amounts to exclude the results of Nuvectra prior to its spin-off on March 14, 2016 and to adjust 2015 as reported results to exclude the results of Nuvectra and include the results of the former Lake Region Medical, which was acquired in October 2015. See our historical pro forma information presentation, which was filed with the SEC on Form 8-K on February 29, 2016, for a reconciliation of 2015 comparable basis amounts to reported amounts.

As a result of the Lake Region Medical acquisition and spin-off of Nuvectra, during 2016 we reorganized our operations including our internal management and financial reporting structure. This reorganization was completed in the fourth quarter of 2016. As a result, we revised our reportable business segments and are now disclosing two reportable segments: (1) Medical and (2) Non-Medical. Our Medical segment includes the operations of our former Lake Region Medical segment, the remaining operations of our QiG segment after the spin-off, and the portion of the previously reported Greatbatch Medical segment not included in the Non-Medical segment. Our Non-Medical segment includes our Electrochem business, which was previously included in our Greatbatch Medical segment. Prior period amounts have been reclassified to conform to the new segment reporting presentation. We are still refining the way we classify product line sales, which may impact the way future product line sales are reported, but will not change total sales.

Sales and Gross Profit

  Total GAAP revenue for the fourth quarter of 2016 was $359.6 million, a 13% increase over the fourth quarter of the prior year, primarily driven by the acquisition of Lake Region Medical. Foreign currency exchange rate fluctuations did not materially impact our sales for the fourth quarter of 2016, but are expected to have a more material impact in 2017. On a comparable organic constant currency basis, fourth quarter 2016 revenues were flat compared with the fourth quarter of 2015.

  -- Cardio & Vascular GAAP revenue for the fourth quarter of 2016 was $142.4 million, a 34% increase over the fourth quarter of the prior year, primarily driven by the acquisition of Lake Region Medical. On a comparable organic constant currency basis, Cardio & Vascular revenue in the fourth quarter of 2016 increased by 7% over the comparable period of the prior year, primarily driven by increased customer demand for electrophysiology and vascular access products.

  -- Cardiac & Neuromodulation GAAP revenue for the fourth quarter of 2016 was $104.9 million, a 2% decrease over the fourth quarter of the prior year. On a comparable organic constant currency basis, Cardiac & Neuromodulation revenue decreased 5%. The year-over-year decrease is primarily driven by higher demand in the fourth quarter of 2015 as certain customers accelerated shipments prior to year-end in order to meet contractual terms.  Additionally, Cardiac & Neuromodulation sales were impacted by contractual price reductions given in exchange for longer-term volume commitments.

  -- Advanced Surgical, Orthopedics & Portable Medical GAAP revenue for the fourth quarter of 2016 was $101.9 million, a 10% increase over the fourth quarter of the prior year, primarily driven by the acquisition of Lake Region Medical. On a comparable organic constant currency basis, Advanced Surgical, Orthopedics & Portable Medical revenue decreased 3% year-over-year, primarily driven by a reduction in demand for certain products, as well as contractual price reductions given in exchange for longer-term volume commitments.

  -- Non-Medical GAAP revenue for the fourth quarter of 2016 was $11.3 million, a 14% decrease over the fourth quarter of the prior year, primarily reflecting the slowdown in the energy markets. Non-Medical GAAP revenue increased 28% over the sequential third quarter of 2016, reflecting the stabilization of our energy business.

  Consolidated GAAP gross profit for the fourth quarter of 2016 was $92.9 million, or 25.8% of sales, a 27% increase over the fourth quarter of 2015, primarily driven by the acquisition of Lake Region Medical. On a comparable basis, fourth quarter 2016 gross profit increased 20% over the prior year fourth quarter primarily due to $23.0 million of inventory step-up amortization recorded in 2015 in connection with the acquisition of Lake Region Medical. Excluding this amortization, gross profit declined $7.4 million on a comparable basis primarily due to contractual price reductions given in exchange for longer-term volume commitments and the impact of higher warranty reserves and inventory obsolescence write-offs caused by various customer returns and field actions during the quarter.

Net Income (Loss), Adjusted EBITDA, and Earnings per Share

  GAAP Net Income for the fourth quarter of 2016 was $7.9 million on an as reported and comparable results basis, an increase of $32.8 million and $55.4 million respectively over the fourth quarter of the prior year, reflecting lower transaction related costs in connection with our acquisition of Lake Region Medical.

  Adjusted Net Income for the fourth quarter of 2016 declined 2% on an as reported and comparable results basis from the fourth quarter of the prior year.

  Adjusted EBITDA for the fourth quarter of 2016 was $70.5 million on an as reported and comparable results basis, a 2% increase and an 11% decrease respectively compared with the fourth quarter of 2015. The decrease in comparable results reflects the decline in gross profit discussed above.

  GAAP diluted EPS for the fourth quarter of 2016 was $0.25 per share compared to a loss of $0.85 per share for the fourth quarter of 2015 and a loss of $1.54 per share on a comparable results basis for the fourth quarter of 2015. The year-over-year improvement in GAAP diluted EPS was primarily driven by lower transaction related costs in connection with our acquisition of Lake Region Medical.

  Adjusted diluted EPS for the fourth quarter of 2016 was $0.87 per share, a 5% decline over the fourth quarter of 2015 on an as reported basis. This year-over-year decrease reflects the lower gross profit discussed above. On a comparable results basis, adjusted diluted EPS was flat year-over-year.

  Achieved synergies of $10 million during the quarter and $34 million of cumulative annual run-rate synergies since the acquisition, ahead of our initial $25 million estimate and within the range provided last quarter.

Cash Flows

  Cash flows provided by operating activities for the fourth quarter of 2016 were $34 million. Cash flows from operations during the fourth quarter of 2016 reflects a $37 million decrease in inventory that was primarily driven by our working capital reduction initiatives, $34 million of interest payments on outstanding debt obligations and $12 million of consolidation, IP-related litigation, acquisition, integration, and spin-off related costs.

  Capital expenditures were $11 million for the fourth quarter of 2016 and $59 million for the full year.

  Repaid $17 million of outstanding debt during the fourth quarter of 2016 bringing total debt repayment to $46 million for the year.

Business Outlook

Our current full-year 2017 outlook is as follows (in millions, except for per share amounts):

	GAAP		Adjusted Basis
	High	Low	High	Low
Revenue	$1,430	$1,390	$1,430	$1,390
Earnings per Diluted Share	$1.50	$1.10	$3.10	$2.70

Except as described below, further reconciliations by line item to the closest corresponding GAAP financial measures for Adjusted Basis Earnings per Diluted Share, included in our “Business Outlook” above, are not available without unreasonable efforts on a forward-looking basis due to the high variability, complexity and visibility of the charges excluded from this non-GAAP financial measure.

Adjusted EPS for 2017 is expected to consist of GAAP Net Income and EPS, excluding items such as intangible amortization ($44 million), IP related litigation costs, and consolidation, acquisition, integration, and asset disposition/write-down charges totaling approximately $72 million. The after-tax impact of these items is estimated to be approximately $50 million, or approximately $1.60 per diluted share.

Selected Financial Guidance Items Affecting Cash Flow

  Capital expenditures in the range of $50 million to $60 million for the year.
  Depreciation and amortization in the range of $95 million to $100 million for the year.
  Stock-based compensation expected to be approximately $15 million for the year.
  Working capital expected to decline $10 million to $20 million for the year, when compared to the prior year.
  Other operating expense expected to be $18 million to $22 million for the year. A significant decrease from the $62 million incurred in 2016, reflecting lower consolidation, integration and spin-off related charges.
  Fiscal year 2017 adjusted effective tax rate expected to be approximately 25%; cash taxes expected to be approximately $10 million for the year.

Other Business & Operational Highlights

  Amended the Company’s senior secured credit agreement providing the Company with further financial flexibility to operate the business and improve its financial position.

  Expanded relationship with Impulse Dynamics to co-develop its next generation lead system for Cardiac Contractility Modulation therapy to treat moderate-to-severe heart failure. The co-development agreement leverages Integer’s existing technology platform allowing Impulse Dynamics to deliver a fully customized lead solution to the market 12 to 16 months earlier than developing one on their own. The companies also agreed to negotiate a supply agreement for the associated products under the development agreement which may drive future revenue.

Conference Call Information
The Company will host a conference call on Monday, February 27, 2017, at 5:00 p.m. ET to discuss these results. The scheduled conference call will be webcast live and is accessible through our website at www.integer.net or by dialing (877) 201-0168 (U.S.) or (647) 788-4901 (outside U.S.) and the participant passcode is 62621207. The call will be archived on the Company’s website.

About Integer™
Integer Holdings Corporation (NYSE:ITGR) is one of the largest medical device outsource (MDO) manufacturers in the world serving the cardiac, neuromodulation, orthopedics, vascular, advanced surgical and portable medical markets. The company provides innovative, high-quality medical technologies that enhance the lives of patients worldwide. In addition, it develops batteries for high-end niche applications in energy, military, and environmental markets. The company's brands include GreatbatchTM Medical, Lake Region MedicalTM and ElectrochemTM. Additional information is available at www.integer.net.

Notes Regarding Non-GAAP Financial Information
In addition to our results reported in accordance with generally accepted accounting principles (“GAAP”), we provide adjusted net income, adjusted earnings per diluted share, earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted EBITDA and organic constant currency sales growth rates. Adjusted net income and adjusted earnings per diluted share consist of GAAP amounts adjusted for the following to the extent occurring during the period: (i) acquisition and integration related charges and expenses, (ii) amortization of intangible assets including inventory step-up amortization, (iii) facility consolidation, optimization, manufacturing transfer and system integration charges, (iv) asset write-down and disposition charges, (v) charges in connection with corporate realignments or a reduction in force, (vi) certain litigation expenses, charges and gains, (vii) unusual or infrequently occurring items, (viii) gain/loss on cost and equity method investments, (ix) the income tax (benefit) related to these adjustments and (x) certain tax items that are outside the normal provision for the period. Adjusted earnings per diluted share are calculated by dividing adjusted net income by diluted weighted average shares outstanding. Adjusted EBITDA consists of GAAP net income (loss) plus (i) the same adjustments as listed above except for items (ix), and (x), (ii) GAAP stock-based compensation, interest expense, and depreciation, (iii) GAAP provision (benefit) for income taxes and (iv) cash gains received from cost and equity method investments during the period. To calculate organic constant currency sales growth rates, which exclude the impact of changes in foreign currency exchange rates, as well as the impact of any acquisitions or divestitures of product lines on sales growth rates, we convert current period sales from local currency to U.S. dollars using the previous periods’ foreign currency exchange rates and exclude the amount of sales acquired/divested during the period from the current/previous period amounts, respectively. Comparable basis amounts for 2016 exclude the results of Nuvectra prior to its spin-off on March 14, 2016. Comparable basis amounts for 2015 exclude the results of Nuvectra and include the results of the former Lake Region Medical prior to its acquisition on October 27, 2015. We believe that the presentation of adjusted net income, adjusted diluted earnings per share, EBITDA, adjusted EBITDA, organic constant currency sales growth rates, and comparable basis amounts provides important supplemental information to management and investors seeking to understand the financial and business trends relating to our financial condition and results of operations.

Forward-Looking Statements
Some of the statements contained in this press release and other written and oral statements made from time to time by us and our representatives are not statements of historical or current fact. As such, they are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We have based these forward-looking statements on our current expectations, and these statements are subject to known and unknown risks, uncertainties and assumptions. Forward-looking statements include statements relating to:

  future sales, expenses, and profitability;
  future development and expected growth of our business and industry;
  our ability to execute our business model and our business strategy;
  our ability to identify trends within our industries and to offer products and services that meet the changing needs of those markets;
  our ability to remain in compliance with our debt covenants; and
  projected capital expenditures.

You can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or “variations” or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially from those stated or implied by these forward-looking statements. In evaluating these statements and our prospects, you should carefully consider the factors set forth below. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary factors and to others contained throughout this release. We are under no duty to update any of the forward-looking statements after the date of this release or to conform these statements to actual results.

Although it is not possible to create a comprehensive list of all factors that may cause actual results to differ from the results expressed or implied by our forward-looking statements or that may affect our future results, some of these factors include the following: our high level of indebtedness, our inability to pay principal and interest on this high level of outstanding indebtedness or to remain in compliance with financial and other covenants under our senior secured credit facilities, and the risk that this high level of indebtedness limits our ability to invest in our business and overall financial flexibility; our dependence upon a limited number of customers; customer ordering patterns; product obsolescence; our inability to market current or future products; pricing pressure from customers; our ability to timely and successfully implement cost reduction and plant consolidation initiatives; our reliance on third-party suppliers for raw materials, products and subcomponents; fluctuating operating results; our inability to maintain high quality standards for our products; challenges to our intellectual property rights; product liability claims; product field actions or recalls; our inability to successfully consummate and integrate acquisitions, including the acquisition of Lake Region Medical, and to realize synergies and benefits from these acquisitions and to operate these acquired businesses in accordance with expectations; our unsuccessful expansion into new markets; our failure to develop new products including system and device products; the timing, progress and ultimate success of pending regulatory actions and approvals; our inability to obtain licenses to key technology; regulatory changes, including health care reform, or consolidation in the healthcare industry; global economic factors including currency exchange rates and interest rates; the resolution of various legal actions brought against the Company; and other risks and uncertainties that arise from time to time and are described in Item 1A “Risk Factors” of our Annual Report on Form 10-K and in other periodic filings with the SEC. We assume no obligation to update forward-looking statements in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - Unaudited
(in thousands except per share data)

	Three Months Ended		Year Ended
	December 30, 2016	January 1, 2016	December 30, 2016	January 1, 2016
Sales	$359,591	$317,567	$1,386,778	$800,414
Cost of sales	266,700	244,427	1,008,479	565,279
Gross profit	92,891	73,140	378,299	235,135
Operating expenses:
Selling, general and administrative expenses	37,510	33,509	153,291	102,530
Research, development and engineering costs	12,643	13,088	55,001	52,995
Other operating expenses (“OOE”)	11,733	37,015	61,737	66,464
Total operating expenses	61,886	83,612	270,029	221,989
Operating income (loss)	31,005	(10,472)	108,270	13,146
Interest expense	27,875	25,362	111,270	33,513
(Gain) loss on cost and equity method investments, net	1,765	1,769	833	(3,350)
Other income, net	(3,178)	(142)	(5,018)	(1,317)
Income (loss) before income taxes	4,543	(37,461)	1,185	(15,700)
Income tax benefit	(3,390)	(12,554)	(4,776)	(8,106)
Net income (loss)	$7,933	$(24,907)	$5,961	$(7,594)

Earnings (loss) per share:
Basic	$0.26	$(0.85)	$0.19	$(0.29)
Diluted	$0.25	$(0.85)	$0.19	$(0.29)

Weighted average shares outstanding:
Basic	30,845	29,178	30,778	26,363
Diluted	31,254	29,178	30,973	26,363

CONDENSED CONSOLIDATED BALANCE SHEETS - Unaudited
(in thousands)

	December 30, 2016	January 1, 2016
ASSETS
Current assets:
Cash and cash equivalents	$52,116	$82,478
Accounts receivable, net	204,626	207,342
Inventories	225,151	252,166
Refundable income taxes	13,388	11,730
Prepaid expenses and other current assets	22,026	20,888
Total current assets	517,307	574,604
Property, plant and equipment, net	372,042	379,492
Amortizing intangible assets, net	849,772	893,977
Indefinite-lived intangible assets	90,288	90,288
Goodwill	967,326	1,013,570
Deferred income taxes	3,970	3,587
Other assets	31,838	26,618
Total assets	$2,832,543	$2,982,136
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$31,344	$29,000
Accounts payable	77,896	84,362
Income taxes payable	3,699	3,221
Accrued expenses	72,281	97,257
Total current liabilities	185,220	213,840
Long-term debt	1,698,819	1,685,053
Deferred income taxes	208,579	221,804
Other long-term liabilities	14,686	10,814
Total liabilities	2,107,304	2,131,511
Stockholders’ equity:
Common stock	31	31
Additional paid-in capital	637,955	620,470
Treasury stock	(5,834)	(3,100)
Retained earnings	109,087	231,854
Accumulated other comprehensive income (loss)	(16,000)	1,370
Total stockholders’ equity	725,239	850,625
Total liabilities and stockholders’ equity	$2,832,543	$2,982,136

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS - Unaudited
(in thousands)

	Year Ended
	December 30, 2016	January 1, 2016
Cash flows from operating activities:
Net income (loss)	$5,961	$(7,594)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	90,524	44,632
Debt related charges included in interest expense	7,278	11,320
Inventory step-up amortization	—	22,986
Stock-based compensation	8,408	9,376
Non-cash loss on cost and equity method investments, net	1,495	275
Other non-cash losses, net	5,216	1,093
Deferred income taxes	(7,350)	(10,298)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(2,169)	3,684
Inventories	22,170	(25,752)
Prepaid expenses and other assets	(3,846)	(1,861)
Accounts payable	(1,127)	3,129
Accrued expenses	(13,935)	(28,605)
Income taxes payable	(7,093)	(9,906)
Net cash provided by operating activities	105,532	12,479
Cash flows from investing activities:
Acquisition of property, plant and equipment	(58,632)	(44,616)
Proceeds from sale of property, plant and equipment	347	746
Purchase of cost and equity method investments, net	(3,015)	(6,300)
Acquisitions, net of cash acquired	—	(423,389)
Other investing activities, net	(2,000)	—
Net cash used in investing activities	(63,300)	(473,559)
Cash flows from financing activities:
Principal payments of long-term debt	(46,000)	(1,232,175)
Proceeds from issuance of long-term debt, net of discount	57,000	1,749,750
Issuance of common stock	2,821	6,583
Payment of debt issuance costs	(1,177)	(45,933)
Distribution of cash and cash equivalents to Nuvectra Corporation	(76,256)	—
Purchase of non-controlling interests	(6,818)	(9,875)
Other financing activities, net	(1,716)	(440)
Net cash provided by (used in) financing activities	(72,146)	467,910
Effect of foreign currency exchange rates on cash and cash equivalents	(448)	(1,176)
Net increase (decrease) in cash and cash equivalents	(30,362)	5,654
Cash and cash equivalents, beginning of year	82,478	76,824
Cash and cash equivalents, end of year	$52,116	$82,478

Non-GAAP Reconciliations

Table A: Net Income (Loss) and Diluted EPS Reconciliation

	Three Months Ended
	December 30, 2016			January 1, 2016
(in thousands except per share amounts)	Pre-Tax	Net Income	Per Diluted Share	Pre-Tax	Net Income (Loss)	Per Diluted Share
As reported (GAAP)	$4,543	$7,933	0.25	$(37,461)	$(24,907)	(0.85)
Adjustments:
Amortization of intangibles(a)	9,411	6,646	0.21	7,488	5,277	0.18
Inventory step-up amortization (COS)(a)	—	—	—	22,986	15,605	0.52
IP related litigation (SG&A)(a)(b)	349	227	0.01	1,131	735	0.02
Consolidation and optimization expenses (OOE)(a)(c)	4,686	3,884	0.12	7,191	5,736	0.19
Acquisition and integration expenses (OOE)(a)(d)	5,173	3,406	0.11	28,083	20,924	0.69
Asset dispositions, severance and other (OOE)(a)(e)	1,874	1,301	0.04	1,741	1,499	0.05
Lake Region Medical transaction costs (interest expense)(a)(f)	—	—	—	4,675	3,039	0.10
Loss on cost and equity method investments, net(a)	1,765	1,147	0.04	1,769	1,150	0.04
Tax adjustments(g)	—	2,630	0.08	—	(1,200)	(0.04)
Taxes(a)	(627)	—	—	(9,745)	—	—
As reported adjusted (Non-GAAP)(h)		27,174	0.87		27,858	0.92
Comparable basis adjustments, net(i)		—	—		(71)	(0.05)
Comparable basis adjusted (Non-GAAP)(h)		$27,174	$0.87		$27,787	$0.87

As reported adjusted diluted weighted average shares(j)		31,254			30,125
Comparable basis adjusted diluted weighted average shares(j)(k)		31,254			31,805

	Year Ended
	December 30, 2016			January 1, 2016
(in thousands except per share amounts)	Pre-Tax	Net Income	Per Diluted Share	Pre-Tax	Net Income (Loss)	Per Diluted Share
As reported (GAAP)	$1,185	$5,961	$0.19	$(15,700)	$(7,594)	(0.29)
Adjustments:
Amortization of intangibles(a)	37,862	26,771	0.86	17,496	12,273	0.45
Inventory step-up amortization (COS)(a)	—	—	—	22,986	15,605	0.57
IP related litigation (SG&A)(a)(b)	3,040	1,976	0.06	4,417	2,871	0.11
Consolidation and optimization expenses (OOE)(a)(c)	26,490	21,582	0.69	26,393	21,158	0.77
Acquisition and integration expenses (OOE)(a)(d)	28,316	18,554	0.59	33,449	25,885	0.95
Asset dispositions, severance and other (OOE)(a)(e)	6,931	5,760	0.18	6,622	5,099	0.19
Lake Region Medical transaction costs (interest expense)(a)(f)	—	—	—	9,463	6,151	0.23
(Gain) loss on cost and equity method investments, net(a)	833	541	0.02	(3,350)	(2,177)	(0.08)
Tax adjustments(g)	—	(154)	—	—	—	—
Taxes(a)	(23,666)	—	—	(22,505)	—	—
As reported adjusted (Non-GAAP)(h)		80,991	2.59		79,271	2.90
Comparable basis adjustments, net(i)		2,624	0.08		18,833	0.21
Comparable basis adjusted (Non-GAAP)(h)		$83,615	$2.68		$98,104	$3.11

As reported adjusted diluted weighted average shares(j)		31,222			27,304
Comparable basis adjusted diluted weighted average shares(j)(k)		31,222			31,504

(a) The difference between pre-tax and net income (loss) amounts is the estimated tax impact related to the respective adjustment. Net income amounts are computed using a 35% U.S., Mexico, Germany, and France statutory tax rate, a 0% Swiss tax rate, a 20% Netherlands statutory tax rate, a 25% Uruguay statutory tax rate, and a 12.5% Ireland statutory tax rate. Expenses that are not deductible for tax purposes (i.e. permanent tax differences) are added back at 100%.
(b) In 2013, we filed suit against AVX Corporation alleging they were infringing our intellectual property. Given the complexity and significant costs incurred pursuing this litigation, we are excluding these litigation expenses from adjusted amounts. This matter proceeded to trial during the first quarter of 2016 and a federal jury awarded the Company $37.5 million in damages. To date, no gains have been recognized in connection with this litigation.
(c) During 2016 and 2015, we incurred costs primarily related to the transfer of our Beaverton, OR portable medical and Plymouth, MN vascular manufacturing operations to Tijuana, Mexico. Additionally, with the acquisition of Lake Region Medical, 2016 costs also include expenses incurred in connection with the closure of Lake Region Medical’s Arvada, CO, site and the consolidation of its two Galway, Ireland sites, which was initiated by Lake Region Medical in 2014.
(d) During 2016 and 2015, we incurred acquisition and integration costs related to the acquisition of Lake Region Medical, which was acquired in October 2015. During 2015, we incurred costs related to the integration of CCC Medical Devices, which was acquired in August 2014.
(e) Costs primarily include legal and professional fees incurred in connection with the spin-off of Nuvectra, which was completed in March 2016, as well as various asset disposition charges.
(f) During the third and fourth quarters of 2015 we recorded transaction costs (i.e. debt commitment fees, interest rate swap termination costs, debt extinguishment charges) in connection with our acquisition of Lake Region Medical.
(g) Tax adjustments for the 2016 periods include a discrete tax benefit related to certain transaction costs of the Lake Region Medical acquisition and the spin-off of Nuvectra recorded in the third quarter and a tax charge recorded in the fourth quarter in connection with the enactment of regulations under §987 of the Internal Revenue Code, which resulted in an adjustment to our deferred tax assets. For the 2015 fourth quarter, tax adjustments consist of the 2015 Federal R&D tax credit, which was enacted during that period and was permanently reinstated.
(h) The per share data in this table has been rounded to the nearest $0.01 and therefore may not sum to the total.
Comparable basis adjustments for 2016 represent the exclusion of the results of Nuvectra prior to its spin-off on March 14, 2016. Nuvectra’s 2016 revenue, tax benefit, adjusted net loss, and adjusted diluted EPS prior to its spin-off was $1.2 million, $1.8 million, $2.6 million, and a loss of $0.08 per share, respectively
(i) Comparable basis adjustments for the 2015 periods represent the exclusion of the Nuvectra results and the inclusion of the former Lake Region Medical results prior to its acquisition on October 27, 2015. Our historical pro forma information presentation, which was filed with the SEC on Form 8-K on February 29, 2016, contains a reconciliation of 2015 comparable basis amounts to as reported amounts.
(j) The as reported and comparable basis adjusted diluted weighted average shares for full year 2016 includes 249,000 potentially dilutive shares not included in the computation of diluted weighted average common shares for GAAP diluted EPS purposes because their effect would have been anti-dilutive given the Company’s net loss in the first and second quarters. Fourth quarter and full year 2015 as reported and comparable basis adjusted diluted weighted average shares include 947,000 and 941,000 additional shares, respectively, related to outstanding equity awards that were not dilutive for GAAP EPS purposes.
(k) Comparable basis diluted weighted average shares for the 2015 periods include the pro forma impact of shares issued in conjunction with the acquisition of Lake Region Medical as if the acquisition occurred at the beginning of the period. No adjustment is necessary for the 2016 periods, as shares issued for the acquisition are included in the Company’s outstanding shares in accordance with GAAP.

Table B: EBITDA and Adjusted EBITDA Reconciliation

	Three Months Ended		Year Ended
(dollars in thousands)	December 30, 2016	January 1, 2016	December 30, 2016	January 1, 2016
Net income (loss) as reported	$7,933	$(24,907)	$5,961	$(7,594)

Interest expense	27,875	25,362	111,270	33,513
Benefit for income taxes	(3,390)	(12,554)	(4,776)	(8,106)
Depreciation	13,699	10,203	52,662	27,136
Amortization	9,411	7,488	37,862	17,496
EBITDA	55,528	5,592	202,979	62,445

Inventory step-up amortization	—	22,986	—	22,986
IP related litigation	349	1,131	3,040	4,417
Stock-based compensation	1,160	288	6,933	9,287
Consolidation and optimization expenses	4,686	7,191	26,490	26,393
Acquisition and integration expenses	5,173	28,083	28,316	33,449
Asset dispositions, severance and other	1,874	1,741	6,931	6,622
Noncash loss on cost and equity method investments	1,765	1,993	1,495	275
As reported adjusted EBITDA (Non-GAAP)	70,535	69,005	276,184	165,874
Comparable basis adjustments(a)	—	9,930	3,665	138,323
Comparable basis adjusted EBITDA (Non-GAAP)	$70,535	$78,935	$279,849	$304,197

As reported adjusted EBITDA as a % of sales	19.6%	21.7%	19.9%	20.7%
Comparable basis adjusted EBITDA as a % of sales	19.6%	21.9%	20.2%	21.1%

(a) Comparable basis adjustments for 2016 represent the exclusion of the results of Nuvectra prior to its spin-off on March 14, 2016. Nuvectra’s 2016 GAAP net loss, EBITDA and adjusted EBITDA prior to its spin-off was $3.4 million, $4.9 million, and $3.7 million, respectively. Comparable basis adjustments for the 2015 periods represent the exclusion of the Nuvectra results for the entire period and the inclusion of the former Lake Region Medical results prior to its acquisition on October 27, 2015. Our historical pro forma information presentation, which was filed with the SEC on Form 8-K on February 29, 2016, contains a reconciliation of 2015 comparable basis amounts to as reported amounts.

Contact Information
Amy Wakeham
VP, Investor Relations
(214) 618-4978
IR@integer.net